AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2018.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RHYTHMONE PLC

(Exact name of registrant as specified in its charter)

England and Wales	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 Montgomery Street

Suite 1600

San Francisco, CA 9411

(415) 655-1450

(Address of principal executive offices)

RhythmOne plc Equity Incentive Rollover Plan (Formerly the YuMe, Inc. 2013 Equity Incentive Plan)

2007 U.S. Share Plan

2017 International Equity Incentive Plan

(Full title of the plan)

Ted Hastings

601 Montgomery Street

Suite 1600

San Francisco, CA 94108

(415) 655-1450

(Name, address and telephone number, including area code, of agent for service)

Mile T. Kurta Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036 (212) 880-6000	Ted Hastings RhythmOne plc 601 Montgomery Street Suite 1600 San Francisco, CA 94108 (415) 655-1450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company			☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Ordinary shares, nominal value £0.10 per share RhythmOne plc Equity Incentive Rollover Plan	885,578(2)	$3.70	$3,276,638.60	$408
Ordinary shares, nominal value £0.10 per share 2007 U.S. Share Plan	2,468,833(3)	$3.70	$9,134,682.10	$1,137
Ordinary shares, nominal value £0.10 per share 2017 International Equity Incentive Plan	4,346,636(4)	$3.70	$16,082,553.20	$2,002

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s ordinary shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s ordinary shares.
(2)	Represents the Registrant’s ordinary shares subject to issuance upon the exercise of stock options and settlement of restricted stock units outstanding under the RhythmOne plc Equity Incentive Rollover Plan (formerly the YuMe, Inc. 2013 Equity Incentive Plan) (“2013 Equity Incentive Plan”) as of the date of this Registration Statement, which awards we assumed in connection with the merger (the “Merger”) of one of our subsidiaries with YuMe Inc. The Merger closed on February 2, 2018.
(3)	Represents the maximum number of Registrant’s ordinary shares subject to issuance upon the exercise of stock options and settlement of restricted stock units outstanding under the 2007 U.S. Share Plan (“2007 U.S. Share Plan”) as of the date of this Registration Statement.
(4)	Represents the maximum number of Registration’s ordinary shares reserved for issuance under the 2017 International Equity Incentive Plan (“2017 International Equity Incentive Plan”) as of the date of this Registration Statement, consisting of (a) 2,000,000 ordinary shares reserved for future issuance under the 2017 International Equity Incentive Plan, and (b) 2,346,636 ordinary shares subject to issuance upon the exercise of stock options and settlement of restricted stock units outstanding under the 2017 International Equity Incentive Plan.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low prices of the Registrant’s ordinary shares on February 6, 2018 (a date within five business days of the filing of this Registration Statement) on the London Stock Exchange plc’s AIM market of $3.70, converted from pounds sterling to U.S. dollars at the currency cross rate at the close of the New York Stock Exchange on February 6, 2018, as reported by the Wall Street Journal, of U.S.$1.00 = £0.7168.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information And Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by RhythmOne plc. (“RhythmOne” or the “Company”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by us with the Commission are incorporated in the Registration Statement by reference:

(a) The Registrant’s prospectus filed on February 1, 2018 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-4, as amended (File No. 333-222282), which contains audited financial statements for our latest fiscal year for the fiscal year ended March 31, 2017; and

(b) The description of our ordinary shares contained in our Registration Statement on Form F-4, as filed with the Commission on December 22, 2017, as amended, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of RhythmOne is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit RhythmOne to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to RhythmOne. The exceptions allow RhythmOne to: (1) purchase and maintain at the company’s expense director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of RhythmOne) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third-party indemnity provision which permits RhythmOne to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the RhythmOne articles of association, subject to the Companies Act, each “relevant officer” (meaning any director or other former director or other officer of the company or an associated company (including any company which is a trustee of an occupational pension scheme as defined in Section 235(6) of the Companies Act) shall be indemnified out of the company’s assets against all charges, costs, losses, expenses and liabilities incurred by him as a relevant officer:

(i) in the actual or purported execution or discharge of his duties, or in relation to them; and

(ii) in relation to the company’s (or any associated company’s) activities as trustee of an occupational pension scheme, including (in each case) any liability incurred by him in defending any civil or criminal proceedings whether or not judgment is given in his favor or the proceedings are otherwise disposed of without finding any material breach, default or breach of trust in relation to the company’s (or any associated company’s) affairs.

RhythmOne shall also provide the necessary funds to meet any such expenditure incurred in connection with such proceedings detailed above and purchase and maintain insurance for the benefit of any relevant officer in respect of any relevant loss.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	RhythmOne’s Articles of Association, incorporated by reference to Exhibit 3.1 to RhythmOne’s F-4 filed with the Commission on December 26, 2017.

4.2	RhythmOne plc Equity Incentive Rollover Plan (formerly the YuMe, Inc. 2013 Equity Incentive Plan).

4.3	2007 U.S. Share Plan.

4.4	2017 International Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to RhythmOne’s F-4 filed with the Commission on December 26, 2017.

5.1	Opinion of Bird & Bird LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Deloitte LLP.

23.4	Consent of Crowe Horwath LLP.

23.5	Consent of KPMG LLP.

23.6	Consent of Bird & Bird LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature page).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by The Registrant of expenses incurred or paid by a director, officer or controlling person of The Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on February 8, 2018.

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name: Ted Hastings
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ted Hastings, Edward Reginelli and Mark Opzoomer his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the following capacities and on February 8, 2018.

SIGNATURE	TITLE

/s/ Ted Hastings Ted Hastings	Director and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward Reginelli Edward Reginelli	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURE	TITLE

/s/ Raj Chellaraj Raj Chellaraj	Director (Chairman)

/s/ Eric Singer Eric Singer	Director

/s/ Ujjal Kohli Ujjal Kohli	Director

/s/ John Mutch John Mutch	Director

/s/ Mark Opzoomer Mark Opzoomer	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of RhythmOne plc in the United States, in the City of Newark, Delaware, on February 8, 2018.

Authorized Representative in the United State Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director